Exhibit 10.1

AMENDMENT TO

PLAINS EXPLORATION & PRODUCTION COMPANY

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment (“Amendment”) to the PLAINS EXPLORATION & PRODUCTION COMPANYAMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) by and between Plains Exploration & Production Company, a Delaware corporation (“Company”) and James C. Flores (“Employee”) is entered into effective March 12, 2008.

WHEREAS, the parties desire to amend the Agreement to provide for additional restricted stock unit grants to Employee, to extend the Term of the Agreement and to make other miscellaneous changes, each in consideration for additional continued services of Employee on behalf of the Company.

NOW THEREFORE, in consideration of the mutual covenants contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.  Section 2 shall be amended by adding the following sentence:

“Notwithstanding anything to the contrary, effective as of March 12, 2008, the Term of the Agreement shall be extended through March 12, 2013 and shall automatically be renewed and extended for a period of sixty (60) months commencing on March 13, 2008 and on each successive day thereafter.”

2.  A new Section 19 shall be added to the Agreement:

19.           Long-Term Retention Grant.    In addition to any other Restricted Stock Unit (“RSU”) awards, Employee shall receive a long-term retention grant of two hundred thousand (200,000) RSUs, which will be credited by the Company to a notational account maintained by the Company on Employee’s behalf (“Account”) effective as of September 30, 2015, and an additional award of two hundred thousand (200,000) RSUs to be credited to his Account as of each of the four (4) next succeeding anniversary dates, provided Employee is an employee of the Company on such grant date(s) (collectively, the “Long-Term Retention Grant”).

Notwithstanding any other provisions of this Agreement, the provisions of this Section 19 shall govern the Long-Term Retention Grant.

The RSUs credited to Employee’s Account pursuant to the Long-Term Retention Grant hereunder shall become vested as follows:

September 30, 2015 grant date--vest in full on September 30, 2020.

September 30, 2016 grant date--vest in full on September 30, 2020.

September 30, 2017 grant date--vest in full on September 30, 2020.

September 30, 2018 grant date--vests 1/3 on September 30, 2019, 1/3 on September 30, 2020, and 1/3 on 9/30/2021.

September 30, 2019 grant date--vests 1/3 on September 30, 2020, 1/3 on September 30, 2021, and 1/3 on 9/30/2022.

In the event (i) that Employee’s employment is terminated by the Company for any reason other than Cause, (ii) of Employee’s death or Disability, (iii) Employee resigns for Good Reason (excluding for these purposes Section 6(e)(vi) of the Agreement), (iv) there is a Change in Control, or  (v) Employee Retires, all RSUs  previously granted pursuant to this Long-Term Retention Grant but not then vested shall automatically become one hundred percent (100%) vested as of such date.  For these purposes, “Retires” means the Employee has resigned his employment with the Company on or after he has both attained age 63 and completed 10 or more years of service with the Company.

Payment of the RSUs credited to Employee pursuant to this Long-Term Retention  Grant shall be made to the Employee (or his beneficiary or estate in the event of his death) in a single lump sum as of the business day next following such vesting date.

If any amounts payable hereunder are reasonably determined by the Company to be “nonqualified deferred compensation” payable to a “specified employee” upon “separation from service” (within the meaning of Section 409A of the Code), then, except for the maximum amounts that may be immediately payable upon such separation from service (after taking into account all applicable exceptions to Section 409A of the Code, including but not limited to the exceptions for short-term deferrals and for separation pay only upon an involuntary separation from service), which amounts shall be immediately payable, all remaining amounts hereunder shall not be paid upon separation from service, but shall be paid as described below.  As soon as administratively feasible upon the Employee’s separation from service, the maximum amount which may become payable to Employee after separation from service (other than the amount that may be immediately payable in accordance with the preceding sentence), shall be contributed to the trustee of a Trust.  Such amounts that would otherwise be payable upon separation from service shall be held by the trustee pursuant to the terms of such Trust and paid to Employee as of the earlier of:  (1) the first day that is six months following his separation from service; or (2) Employee’s date of death.  Such amounts shall be accumulated and paid in a lump sum with interest on any cash balance (based on the “prime rate” as published in the Wall Street Journal, plus one (1) percent) on the date that is the earlier of (1) or (2) above.

Subject to the consent of the Company and compliance with applicable law, Employee may elect to change the applicable payment date.

RSUs shall be credited to Employee’s Account pursuant to the terms of the Amended and Restated Plains Exploration & Production Company 2004 Stock Incentive Plan (“2004 Stock Plan”) or any other adopted plan of the Company.  If, for any reason, RSUs may not be credited to Employee’s Account pursuant to the 2004 Stock Plan or any other plan of the Company as of the credit date an amount of cash equal to the fair market value of the RSUs shall be credited to Employee’s Account as of such date.

In the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a dividend payable in shares of Common Stock or other stock split, then (i) the number of RSUs credited and to be credited to Employee’s Account under this Amendment shall each be proportionately adjusted to reflect such transaction. In the event of any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting the Company’s common stock or any distribution to holders of such common stock of securities or property (other than normal cash dividends or dividends payable in common stock), the Company shall make appropriate adjustments to the number of RSUs credited and to be credited to Employee’s Account to give effect to such transaction; provided that such adjustments shall only be such as are necessary to preserve, without increasing, the value of such units. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Company shall be authorized to issue or assume units by means of substitution of new units, as appropriate, for previously issued units or an assumption of previously issued units as part of such adjustment.

All payments required to be made by the Company pursuant to this Long-Term Retention Grant to the Employee, his spouse, his estate or beneficiaries, shall be subject to withholding of all such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.  In lieu of withholding such amounts in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

IN WITNESS WHEREOF, the parties have executed this Amendment as of March 12, 2008,  effective as provided herein.

PLAINS EXPLORATION &
PRODUCTION COMPANY

By: /s/ Winston M. Talbert
Winston M. Talbert
Executive Vice President and Chief Financial Officer

By: /s/ John F. Wombwell
Executive Vice President and General Counsel

EMPLOYEE

By: /s/ James C. Flores
James C. Flores